EXHIBIT D

                            UNITED STATES OF AMERICA
                                   before the
                       SECURITIES AND EXCHANGECOMMISSION

PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
Release No.                        /           , 1999

- - - - - - - - - - - - - - -  - - -
                                    )
In the Matter of                    )
                                    )
Dominion Resources, Inc.            )
120 Tredegar Street                 )
Richmond, VA  23219                 )
                                    )
                  and               )
                                    )
Consolidated Natural Gas Company    )
CNG Tower, 625 Liberty Avenue       )
Pittsburgh, PA  15222               )
                                    )
(70 - _____)                        )
- - - - - - - - - - - - - -  - - - -

            Dominion Resources, Inc., a Virginia corporation and currently a holding company exempt from the registration requirements of the Public Utility Holding Company Act of 1935 (the "Act") pursuant to Section 3(a)(1) thereof and Rule 2 thereunder ("DRI"), and Consolidated Natural Gas Company, a Delaware corporation and a registered holding company under the Act ("CNG"), have entered into an Amended and Restated Agreement and Plan of Merger dated as of May 11, 1999 (the "Merger Agreement"). DRI and CNG have filed an application on Form U-1 under the Act seeking authorization to invest up to 100% of consolidated retained earnings in exempt wholesale generators ("EWGs") under Section 32 of the Act and foreign utility companies ("FUCOs") under Section 33 of the Act.

            Each of DRI and CNG today holds investments in various EWGs and FUCOs. DRI's specific EWG investments are described in detail in DRI's Exemption Statement on Form U-3A-2 for the fiscal year ended December 31, 1998 and filed with the Commission in File No. 69-278. Such Exemption Statement on Form U-3A-2 is hereby incorporated by reference herein. CNG's specific EWG and FUCO investments are described below and are also described in more detail in CNG's Annual Report on Form U5S for the fiscal year ended December 31, 1998 and filed with the Commission in File No. 30-203. Such Annual Report on Form U5S is hereby incorporated by reference herein. On a pro forma consolidated basis at December 31, 1998, DRI and CNG together have invested $918,700,000 in EWGs and FUCOs which represents 32% of pro forma consolidated retained earnings at December 31, 1998. However, in order to obtain the cash required in connection with the Merger and in order to focus DRI's efforts on achieving its MAIN to Maine strategy, DRI has announced its intention to divest its interests (and the interests it will acquire from CNG) in non-U.S. EWGs and FUCOs. In that connection, DRI has already entered into an agreement with [Duke] pursuant to which DRI has agreed to sell to Duke all of DRI's interest in its Latin American projects. DRI anticipates that it will utilize the proceeds of such divestitures to repay short-term indebtedness incurred to finance the Merger.

            To date DRI's and CNG's EWG and FUCO investments have been primarily
non-U.S. enterprises as most of their U.S. independent energy projects have either qualified for "qualifying facility" ("QF") status under the Public Utility Regulatory Policies Act of 1978 ("PURPA") or have not been jurisdictional businesses under the 1935 Act (e.g., CNG's investment in the Iroquois interstate gas pipeline). However, while DRI anticipates that it will continue to explore non-U.S. investment opportunities and will continue to acquire interests in non-U.S. EWGs and FUCOs, DRI also anticipates that its investment in U.S. EWGs will increase substantially over the next several years. The principal reason for this anticipated increase is DRI's announced intention to build new independent power plants as well as DRI's desire to purchase existing generating facilities which may be sold as a result of the ongoing restructuring of the U.S. utility industry which has resulted in the enactment of state laws mandating separation and/or divestiture of generation by vertically integrated utilities. Often, newly constructed generation facilities and divested generation facilities will not satisfy the criteria for designation as QFs and, thus, if they are to be acquired by independent (i.e., non-utility generation or out-of-region competitors) energy providers, they must be designated as EWGs. Failure to obtain QF or EWG status for these newly constructed and divested generation facilities would raise difficult issues under the 1935 Act because, in the absence of the 1935 Act exemption for QFs and EWGs, most independent acquirors of these assets could not satisfy the integration requirements of the 1935 Act with respect to the acquisition of non-exempt assets or continue to own and operate the assets as part of a registered system. Finally, pursuant to Virginia restructuring legislation, DRI's principal electric utility subsidiary, Virginia Electric and Power Company ("Virginia Power"), has been mandated to separate its generation activities from its retail distribution activities. Thus, Virginia Power will undertake the functional separation of Virginia Power's generation assets. It is possible that these assets will be contributed to a new subsidiary of DRI which may seek to qualify as an EWG ("Genco").

            For the foregoing reasons and to enable DRI to compete effectively in the independent generation market, DRI has requested authorization, following completion of the Merger and for purposes of Rule 53, to invest up to 100% of consolidated retained earnings in EWGs and FUCOs. DRI has also requested Commission authorization to exclude from the calculation of aggregate investment in EWGs and FUCOs for purposes of Rule 53 the amount of the initial investment attributable to Genco as a result of the above described functional separation of Virginia Power's generation assets from Virginia Power or, in the alternative, to increase the amount that DRI may invest in EWGs and FUCOs for purposes of Rule 53 by the amount of such initial investment attributable to Genco as a result of the above described functional separation of Virginia Power's generation assets from Virginia Power.

            DRI, a diversified utility holding company, has its principal office at 120 Tredegar Street, Richmond, Virginia 23219, telephone (804) 819-2000. DRI's common stock is listed on the New York Stock Exchange. DRI's principal subsidiary is Virginia Electric and Power Company ("Virginia Power"), a regulated public utility engaged in the generation, transmission, distribution and sale of electric energy. The primary service area of Virginia Power is in Virginia and northeastern North Carolina. DRI's other major subsidiaries are Dominion Energy, Inc., an independent power and natural gas subsidiary, and Dominion Capital, Inc., a diversified financial services company. DRI was incorporated in 1983 as a Virginia corporation. DRI and its subsidiaries had 11,033 full-time employees as of December 31, 1998. DRI is currently exempt from registration as a holding company under the Act. DRI also owns and operates a 365 Mw natural gas fired generating facility in the United Kingdom.

            CNG is a Delaware corporation organized on July 21, 1942, and a public utility holding company registered under the 1935 Act. CNG's common stock is listed on the New York Stock Exchange. CNG is engaged solely in the business of owning and holding all of the outstanding equity securities of nineteen directly owned subsidiary companies. CNG and its subsidiaries are engaged in all phases of the natural gas business: distribution, transmission, storage and exploration and production.

            The Application and any amendments thereto are available for public inspection through the Commission's Office of Public Reference. Interested persons wishing to comment or request a hearing should submit their views in writing by October 26, 1999, to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on AES at the address specified above. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the manner. After said date, the Application, as filed or as amended, may be granted and/or permitted to become effective.

            For the Commission, by the Division of Investment Management, pursuant to delegated authority.